Exhibit (k)
AGREEMENT RE ACCESS CAPITAL STRATEGIES
COMMUNITY INVESTMENT FUND
     AGREEMENT dated as of January 26, 2001 between ACCESS CAPITAL STRATEGIES LLC, a Massachusetts limited liability company (“Access”), and MERRILL LYNCH INVESTMENT MANAGERS, L.P., a Delaware limited partnership (“MLIM”).
     WHEREAS:
     A. Access Capital Strategies Community Investment Fund, Inc. (the “Fund”) is a non-diversified closed-end management investment company that has elected status as a business development company (“BDC”) under the Investment Company Act of 1940, as amended (the “1940 Act”);
     B. Access is an investment adviser registered as such under the Investment Advisers Act of 1940, as amended (the “Advisers Act”);
     C. Pursuant to the Management Agreement dated as of June 15, 1998 (as in effect on the date hereof, the “Management Agreement”) between Access and the Fund, the Fund retained Access to provide, and Access agreed to provide to the Fund, certain investment advisory, portfolio management, and administrative services;
     D. MLIM is an investment adviser registered as such under the Advisers Act;
     E. Pursuant to a Sub-Management at Agreement in substantially the form attached hereto as Exhibit A (the “Sub-Management Agreement”) to be entered into by Access and MLIM, the parties intend that Access will retain MLIM to provide, and MLIM will agree to provide, certain investment advisory, portfolio management and administrative services to Access in connection with Access’s management of the Fund; and
     F. In connection with such proposed retention of MLIM pursuant to the Sub-Management Agreement and the related transactions contemplated by this Agreement (collectively, the “Transaction”), the parties desire to enter into this Agreement upon the terms and conditions set forth herein.
     NOW THEREFORE, for good and valuable consideration, the receipt and adequacy are hereby acknowledged, the parties agree as follows:
SECTION 1 – TRANSACTION
     Section 1.1 Consummation of Transaction. Access and Merrill each agree to use commercially reasonable efforts to consummate the Transaction, subject to and upon the terms of conditions of this Agreement and the Sub-Management Agreement. The closing will place at a location on which the parties shall mutually agree on such date on or prior to April 30, 2001 as the parties shall mutually agree (the “Closing Date”).

SECTION 2 – REPRESENTATIONS AND WARRANTIES
     Section 2.1 Representations and Warranties of Access. Access hereby represents and warrants to MLIM as follows:
     (a) Due Organization. Access has been duly organized and is a validly existing limited liability company in good standing under the laws of Massachusetts. Access has the power and authority to own its property and assets and to carry on its business as currently being conducted.
     (b) No Conflict. Neither the execution and delivery by Access of this Agreement, nor the performance by Access of its duties and obligations hereunder will (a) conflict in any material respect with, result in a breach of the terms, conditions or provisions of, or constitute a default (or an event which with notice, or lapse of time, or both, would become a default) under (i) the certificate of incorporation or by-laws of the Fund or the operating agreement or other organizational documents of Access, each as amended and in effect as of the date hereof, or (ii) any indenture, mortgage, lease, agreement or other instrument to which Access or the Fund is a party or by which Access or the Fund may be bound or to which their assets or property are subject, or (b) violate any provision of any law, statute, rule or regulation to which Access or the Fund is subject or by which Access or the Fund is bound.
     (c) Corporate Authority. Access has full power and authority to execute and deliver this Agreement and to consummate the Transaction. The execution and delivery of this Agreement and the consummation of the Transaction have been duly and validly authorized by all necessary action on the part of Access and no other proceedings on the part of Access are necessary to authorize this Agreement or the consummation of the Transactions (other than, in the case of the Sub-Management Agreement, obtaining the approval of the shareholders of the Fund).
     (d) Litigation. There is no action, suit claim, investigation, arbitration, mediation or proceeding pending or to Access’s knowledge threatened, in, by or before any Governmental Body (as defined in clause (e) below) that could reasonably be expected to have a material adverse effect on Access or the Fund or which questions the validity or propriety of this Agreement or any action taken or to be taken by Access in connection with this Agreement.
     (e) Governmental Authority. Neither Access nor the Fund is subject to any order, ruling or similar restriction of any Governmental Body directed to or against it as a result of or in connection with the business of the Fund as now or heretofore conducted by Access, which would could reasonably be expected to have a material adverse effect on Access or the Fund and no Governmental Body has at any time commenced or given notice of intention to commence any investigation that could lead to the issuance of any such order, ruling or similar restriction. As used herein, “Governmental Body” shall mean any domestic or foreign, federal, state, territorial, county or municipal, or other local government or multi-national body, any subdivision, agency, commission or authority thereof, any court, or any quasi-governmental or private body exercising any judicial, regulatory or taxing authority thereunder.

     (f) Validity. This Agreement has been duly and validly executed by Access and constitutes the legal, valid and binding obligation of Access, enforceable against Access in accordance with its terms, subject to bankruptcy, insolvency, moratorium and other similar laws affecting creditors’ rights generally, and general principles of equity.
     (g) Financial Information. Access has furnished to MLIM an accurate, correct and complete statement of assets and liabilities and a schedule of investments of the Fund, as of May 31, 2000, said financial statements having been audited by KPMG LLP, independent public accountants. Access has also furnished to MLIM an accurate, correct and complete unaudited statement of assets and liabilities and an unaudited schedule of investments of the Fund, as of August 31, 2000. Promptly after they become available, Access will furnish to MLIM an accurate, correct and complete unaudited statement of assets and liabilities and an unaudited schedule of investments of the Fund, as of November 30, 2000. Such audited and unaudited financial statements of the Fund fairly present (or will fairly present) the financial position of the Fund as of the dates and for the periods stated therein and have been prepared (or will be prepared) in accordance with generally accepted accounting principles.
     (h) Offering Memorandum. Access has furnished to MLIM the Private Offering Memorandum of the Fund dated February 18,1998, as amended as of May 15,1998 and supplemented on March 15, 1999 (the “Offering Memorandum”). Such Offering Memorandum has not otherwise been amended or supplemented. Such Offering Memorandum does not contain any untrue statement of a material factor omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.
     (i) Compliance with Laws, etc. Access, with respect to the Fund, has complied in all material respects with all laws and regulations of any applicable jurisdiction with which Access or the Fund are or were required to comply (including without limitation the Securities Act, the Securities Exchange Act of 1934, as amended (the “Exchange Act”), the 1940 Act, the Advisers Act, the Internal Revenue Code of 1986, as amended, state “blue sky” and securities laws, and any rules and regulations promulgated thereunder and any similar or equivalent foreign or state legislation and rule or regulation).
     (j) Governmental Approvals. Except for required filings by the Fund of proxy materials under the Exchange Act (the “Proxy Materials”), amendments and supplements to its Offering Memorandum and the 1940 Act, no authorization, consent or approval or other order or action of, or filing or registration with, any Governmental Body is required for the execution and delivery by Access of this Agreement or Access’s consummation of the Transaction.
     (k) Tax Returns and Tax Liabilities. The Fund has filed, all Federal, state and local tax returns which were or are required to be filed by it, and has paid all taxes shown on said returns to be due and owing and all assessments received by it, up to and including the taxable year in which the Closing Date occurs. All tax liabilities of the Fund have been adequately provided for on its books, and no tax deficiency or liability of the Fund has been asserted and no question with respect thereto has been raised by the Internal Revenue Service or by any state or local tax authority for taxes in excess of those already paid, up to and including the taxable year in which the Closing Date occurs. Such tax returns of the Fund are true, accurate and complete in all material respects.
     (l) Offering Memorandum. The Offering Memorandum, at the time of the meeting of the shareholders of the Fund to approve the Sub-Management Agreement and on the Closing Date, (i) will comply in all material respects, with the applicable provisions of the Securities Act, the Exchange Act and the 1940 Act and the rules and regulations promulgated thereunder, and (ii) will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading.
     (m) No Other Agreements to Sell Assets or Equity Interests. Other than pursuant to or as contemplated by this Agreement, Access has no legal obligation, absolute or contingent, to any person or entity to sell any of the business of the Fund or any equity interest in the Fund, or to effect any merger, consolidation or other reorganization of Access or the Fund, or to enter into an agreement with respect thereto.
     (n) Other Contracts. All of the material agreements to which the Fund or Access with respect to the Fund is a party are listed on Schedule A attached hereto. Prior to the Closing Date, Access will furnish to MLIM true and complete copies of all such agreements as currently in effect.
     (o) Organization of the Fund. The Fund is a corporation duly organized and validly existing in good standing under the laws of Maryland. Prior to the Closing Date, Access will furnish to MLIM true and complete copies of the charter and the other organizational documents establishing the Fund and the by-laws of Fund, in each case as amended and currently in effect.
     (p) Securities Laws.
(i) Access is a duly and validly registered as an investment adviser under the Advisers Act, and is duly and validly registered as an investment adviser in the various states in which it conducts business and is required to so register, and such registrations are in full force and effect on the date hereof and will be in full force and effect on the Closing Dale.
(ii) The Fund is a non-diversified closed-end management investment company that has elected (and is eligible to elect) status as a BDC under 1940 Act and is not required to be registered under the 1940 Act. Except as have been obtained and are in full force and effect, no registration or qualification under applicable state “blue sky” or securities laws is required for the sale of the securities of the Fund as contemplated by the Offering Memorandum.
(iii) Access and the Fund have filed all documents (including, without limitation, offering memorandums, Form 10’s reports, proxy statements, and amendments and updates thereto) with respect to the Fund as were or are required to be prepared or filed by them with the SEC and any other Governmental Body and have duly distributed such documents as required by applicable law. Each such document was in compliance in all material respects with applicable law when filed, or if amended as so amended, and, as of its date, did not contain any untrue statement of a material fact or omit to state any material fact necessary to make the statements set forth therein not misleading.
     (q) Related Parties. There have been no material transactions between Access or any of its affiliates and the Fund, except pursuant to the Management Agreement. There is no contract, agreement or commitment between Access or any of its affiliates and the Fund other than the Management Agreement, or as otherwise reflected in the Offering Memorandum.
     (r) Community Reinvestment Act. Investments in the Fund made in accordance with the Offering Memorandum are eligible for regulatory credit under the Community Reinvestment Act (“CRA”).
     Section 2.2 Representations and Warranties of MLIM. MLIM hereby represents and warrants to Access as follows;
     (a) Due Organization. MLIM has been duly organized and is validly existing and in good standing under the laws of Delaware.
     (b) No Conflict. Neither the execution and delivery by MLIM of this Agreement, nor the performance by MLIM of its duties and obligations hereunder will (a) conflict in any material respect with, result in a breach of the terms, conditions or provisions of, or constitute a default (or an event which with notice, or lapse of time, or both, would become a default) under (i) the organizational documents of MLIM, as amended and in effect as of the date hereof, or (ii) any material indenture, mortgage, lease, agreement or other instrument to which MLIM is a party or by which MLIM may be bound or to which its assets or property are subject, or (b) violate in any material respect any provision of any law, statute, rule or regulation to which MLIM is subject or by which MLIM is bound.
     (c) Corporate Authority. MLIM has full power and authority to execute and deliver this Agreement and to consummate the Transaction. The execution and delivery of this Agreement and the consummation of the Transaction have been duly and validly authorized by all necessary action on the part of MLIM and no other proceedings on the part of MLIM are necessary to authorize this Agreement or the consummation of the Transaction.
     (d) Litigation. There is no action, suit, claim, investigation, arbitration, mediation or proceeding pending or to MLIM’s knowledge threatened, in, by or before any Governmental Body which questions the validity or propriety of this Agreement or any action taken or to be taken by MLIM in connection with this Agreement.
     (e) Validity. This Agreement has been duly and validly executed by MLIM and constitutes the legal, valid and binding obligation of MLIM, enforceable against MLIM in accordance with its terms, subject to bankruptcy, insolvency, moratorium and other similar laws affecting creditors’ rights generally, and general principles of equity.
     (f) Securities Laws. MLIM is a duly and validly registered as an investment adviser under the Advisers Act, and is duly and validly registered as an investment adviser in the various states in which it conducts business and is required to so register, and such registrations are in full force and effect on the date hereof and will be in full force and effect on the Closing Date.

MLIM is not subject any suspension, sanction or restriction imposed by any Governmental Body relating to any registration or license of MLIM which is necessary or relates to MLIM’s ability to act as Sub-Adviser under the Sub-Management Agreement.
SECTION 3 – COVENANTS
     Section 3.1 Covenants of Access. Access hereby covenants and agrees with MLIM as follows:
     (a) Approvals. Access will recommend and use reasonable commercial efforts to obtain the requisite approvals of the Board of Directors of the Fund and the shareholders of the Fund for the Transaction.
     (b) Assistance. Access will provide MLIM with all such information and assistance as MLIM may reasonably request in connection with the transfer to MLIM of the duty to perform the investment advisory and administrative services required to be performed by MLIM under the Sub-Management Agreement.
     (c) Access to Materials. Between the date of this Agreement and the Closing Date, Access will (i) give access to MLIM and its attorneys, accountants and other representatives, during reasonable business hours and upon reasonable notice, of all books, records and files related to the Fund which MLIM reasonably requests, and (ii) cause its officers, managers or employees to furnish MLIM with such financial and operating data of Access with respect to its investment advisory business and the Fund, as MLIM may from time to time reasonably request.
     (d) MLIM Informed. Access shall promptly notify MLIM in writing of any matter or event occurring with respect to Access or the Fund which could have a material adverse effect on the Fund.
     (e) Preserve the Business. From the date hereof to and including the Closing Date, Access will use reasonable efforts to do or cause to be done all things necessary and appropriate to continue operation of the Fund in the ordinary course, and preserve the goodwill of shareholders of the Fund.
     (f) Portfolio Managers. Access will use all commercially reasonable efforts to ensure the continued employment of David Sand and Ron Homer.
     (g) Sub-Management Agreement. Subject to Access’s fiduciary duty to the Fund and its shareholders. Access will recommend to the Board of Directors of the Fund that MLIM be retained as Sub-Manager to the Fund pursuant to the Sub-Management Agreement, and that MLIM be entitled to a Sub-Management Fee (as defined in the Sub-Management Agreement) in an amount equal to 0.25% of the Fund’s average gross monthly assets, less liabilities other than indebtedness for borrowed money (or, if greater, 50% of the compensation payable to Access under the Management Agreement), subject to the phase-in fee arrangements referred to in the Sub-Management Agreement.

     (h) Structuring Fee. Notwithstanding Section 8(b) of the Management Agreement, Access will not request or receive any investment structuring fee from the Fund without the prior written consent of MLIM.
     Section 3.2 Covenants of MLIM. MLIM hereby covenants and agrees with Access as follows:
     (a) Proxy Materials, etc. MLIM will provide Access with such information as Access may reasonably request in connection with the preparation of the Proxy Materials and for presentation to the Board of Directors of the Fund in connection with the Transaction.
     (b) Cooperation; Consents. MLIM will use its reasonable commercial efforts to cause Merrill Lynch Bank USA (or one or more of its affiliates) to provide a commitment to the Fund to acquires shares in the common stock of the Fund in an amount of not less than $50,000,000 (it being understood that Merrill Lynch Bank USA is a separate legal entity acting on its own behalf and that MLIM does not nave the legal power or authority to cause Merrill Lynch Bank USA to provide any such commitment). Access acknowledges and agrees that any commitment fee paid by Merrill Lynch Bank USA (or one or more of its affiliates) in respect of such commitment shall be for the account of MLIM and shall be paid to MLIM on or about the first business day of the calendar quarter commencing immediately following the calendar quarter during which either (i) such commitment is funded pursuant to a capital call or (ii) a default in the funding of such commitment occurs and remains occurred for 30 days.
     (c) Non-Hire Provision. Except in the event of a liquidation or dissolution of Access or otherwise agreed to by the parties, MLIM agrees that during the MLIM Non-Competition Period (as defined in Section 5.1(b) below) it will not directly or indirectly engage any senior investment professional employed by Access to serve in a similar capacity prior to the expiration of the one-year period immediately following the termination of such person’s employment with Access.
SECTION 4- CONDITIONS PRECEDENT
     Section 4.1 Conditions Precedent to Obligations of Access. Access’s obligation to consummate the Transaction will be subject to the satisfaction of the following conditions on or prior to the Closing Date:
     (a) Representations and Warranties. Each of the representations and warranties of MLIM contained in Section 2 hereof will have been true and correct in all material respects when made and will be true and correct in all material respects as of the Closing Date with the same effect as if the same had been made on and as of the Closing Date,
     (b) No Court Orders. No proceeding by or before any Governmental Body will have been instituted or threatened which may restrain, prohibit or invalidate the Transaction Agreement.
     (c) Receipt of Consents. Each of the Board of Directors and the shareholders of the Fund will have approved the Transaction.

     (d) Delivery at Closing. MLIM will have delivered, or caused to be delivered, to Access a certificate of an authorized officer of MLIM dated the Closing Date certifying the matters set forth in clauses (a), (b) and (e) of this Section 4.1.
     (e) Compliance with Terms and Conditions. All the terms, covenants, agreements and conditions of this Agreement to be complied with and performed by MLIM on or before the Closing Date will have been complied with and performed in all material respects.
     Section 4.2 Conditions Precedent to Obligations of MLIM. MLIM’s obligation to consummate the Transaction will be subject to the satisfaction of the following conditions on or prior to the Closing Date:
     (a) Representations and Warranties. Each of the representations and warranties of Access contained in Section 2 hereof will have been true and correct in all material respects when made and will be true and correct in all material respects as of the Closing Date with the same effect as if the same had been made on and as of the Closing Date.
     (b) No Court Orders. No proceeding by or before any Governmental Body will have been instituted or threatened which may restrain, prohibit or invalidate the Transaction.
     (c) Receipt of Consents. Each of the Board of Directors and the shareholders of the Fund will have approved the Transaction.
     (d) Delivery at Closing. Access will have delivered to MLIM a certificate of an authorized officer of MLIM dated as of the Closing Date certifying the matters set forth in clauses (a), (b), (e) and (f) of this Sections 4.2.
     (e) Compliance with Terms and Conditions. All the terms, covenants, agreements and conditions of this Agreement to be complied with and performed by Access on or before the Closing Date will have been complied with and performed in all material respects.
     (f) Board of Directors. The shareholders of the Fund shall have elected three additional directors to the Board of Directors of the Fund (no more than one of which shall be an interested person of MLIM or the Fund), which additional directors shall be satisfactory to MLIM in its sole discretion.
     (g) Dealer Agreement. The Fund shall have entered into an agreement with an affiliate of MLIM relating to the distribution of the securities of the Fund.
     (h) No Material Change. There will have been no material adverse change from the date hereof to the Closing Date in the condition, financial or otherwise, or prospects of the Fund (whether pursuant to a repeal of or change in the CRA or any of the rules or regulations promulgated with respect thereto or otherwise).
     (i) Due Diligence Investigation. Satisfactory financial and legal due diligence by MLIM and its attorneys will have been completed.

     (j) Legal Opinions. MLIM shall have received such favorable legal opinions of counsel to the Fund and Access with respect to legal matters relating to the Fund and Access as MLIM may reasonably request, which legal opinions shall be in form and substance reasonably satisfactory to MLIM.
SECTION 5- NON-COMPETITION, NON-SOLICITATION
AND NON-DISCLOSURE COVENANTS
     Section 5.1 Non-Competition.
     (a) Access agrees that during the Access Non-Competition Period, Access shall not, and shall cause its affiliates not to, directly or indirectly (i) organize or act as an investment adviser that serves as investment adviser or sub-adviser to any registered investment company or BDC with investment objectives and policies that are substantially similar to those of the Fund (including, without limitation, the making of investments eligible for regulatory credit under the CRA) or (ii) acquire more than 50% of the assets of any such investment adviser which derives more than 50% of its revenues or net income from the activities described in clause (i). For purposes of the foregoing and Section 5.2, the “Access Non-Competition Period” shall be the period commencing on the Closing Date and ending on the earlier of (1) the date upon which MLIM or one of its affiliates ceases to act as Sub-Adviser to the Fund pursuant to the Sub-Management Agreement (other than as a result of the termination of the Sub-Management Agreement by Access) and (2) December 31, 2002, if on such date the net assets of the Fund do not exceed $100 million.
     (b) Except in connection with its role as Sub-Manager under the Sub-Management Agreement, MLIM agrees that during the MLIM Non-Competition Period, MLIM shall not, and shall cause its affiliates not to, directly or indirectly (i) organize or act as an investment adviser that serves as investment adviser or sub-adviser to any registered investment company or BDC with investment objectives and policies that are substantially similar to those of the Fund (including, without limitation, the making of investments eligible for regulatory credit under the CRA) or (ii) acquire more than 50% of the assets of any such investment adviser which derives more than 50% of its revenues or net income from the activities described in clause (i). For purposes of the foregoing and for Section 52, the “MLIM Non-Competition Period” shall be the period commencing on the Closing Date and ending on the earlier of (1) the date upon which MLIM or one of its affiliates ceases to act as Sub-Adviser to the Fund pursuant to the Sub- Management Agreement (other than as a result of the termination of the Sub-Management Agreement by MLIM), (2) December 31, 2002, if on such date the net assets of the Fund do not exceed $100 million, (3) the date upon which either David Sand or Ron Homer ceases to be actively employed by Access and (4) any date on which Access is involved, or agrees to be involved, in a transaction that results in the transfer of 50% or more of the ownership of its outstanding voting membership interests.
     Section 5.2 Non-Solicitation.
     (a) Access agrees that during the Access Non-Competition Period it shall not, and shall cause the Fund and each of its affiliates not to, without the prior written consent of MLIM, solicit or suggest to any other person or entity (including any person or entity that is a shareholder of the Fund or a member of Access on the date hereof or on the Closing Date and any person or entity that is a customer of Merrill Lynch) (i) to invest in any registered investment company or BDC (other than the Fund) with investment objectives and policies that are substantially similar to that of the Fund (including, without limitation, the making of investments eligible for regulatory credit under the CRA), (ii) to redeem or otherwise transfer shares of the Fund, (iii) except in the case of an affiliate of MLIM, to distribute or sell any shares of the Fund or (iv) in the case of any person or entity that is, and is known or should reasonably be known by Access after due inquiry to be, a customer of Merrill Lynch & Co., Inc. (“Merrill Lynch”) or any of its subsidiaries or affiliates, to make any investment or acquire any financial product whatsoever (other than an investment in the Fund).
     (b) MLIM agrees that during the MLIM Non-Competition Period MLIM shall not, and shall cause each of its affiliates not to, without the prior written consent of Access, solicit or suggest to any other person, or entity (including any person or entity that is a shareholder of the Fund or a member of Access on the date hereof or on the Closing Date) (i) to invest in any registered investment company or BDC (other than the Fund) with investment objectives and policies that are substantially similar to that of the Fund (including, without limitation, the making of investments eligible for regulatory credit under the CRA) or (ii) to redeem or otherwise transfer shares of the Fund.
     Section 5.3 Non-Disclosure.
     (a) For purposes of this Section 5, the disclosing party of Confidential Information (as defined in clause (b) below) shall be referred to as the “Disclosing Party” and the receiving party of any Confidential Information shall be referred to as the “Receiving Party.” The Receiving Party agrees not to use, disclose, or make accessible to any third person, firm, partnership, corporation, or any other person or entity any Confidential Information that may be furnished to the Receiving Party by the Disclosing Party or any of its Representatives (as defined below), except that the Receiving Party may disclose the Confidential Information (i) to its Representatives who have a need to know such Confidential Information in connection with the consummation of the Transaction contemplated hereby or the operation of the Fund and have agreed to be bound by the terms and conditions of this Section 2.3 and (ii) as may be required by law. For purposes of this Agreement, the term “Representatives” shall mean, with respect to any person, such person’s directors, affiliates, partners, subsidiaries, officers, employees, agents, advisors, and representatives.
     (b) For purposes of this Agreement, “Confidential Information” shall include all customer information, trade secrets, proprietary information, and material of the Disclosing Parry, including, but not limited to, the conduct of research and stock selection or the associated work or operations of other companies with which the Disclosing Party may have business relations, financial projections, forecasts, strategic business plans, reports, interpretations, analyses, compilations, product development (or other proprietary product data), customer lists, information relating to governmental relations, practices, processes, methods, trade secrets, marketing plans, and other non-public, proprietary and confidential information concerning the Disclosing Party or any of its affiliates, whether or not prepared by the Disclosing Party or any of its Representatives, that, in any case, is not otherwise generally available to the public. Confidential Information shall not include information that is (i) already in the Receiving Party’s possession (other than information provided to the Receiving Party by the Disclosing Party or its Representatives), provided that such information is not known by the Receiving Party to be subject to another confidentiality agreement with, or other obligation of secrecy to, the Disclosing Party, (ii) was or becomes generally available to the public other than as a result of a disclosure by the Receiving Party or any of its Representatives, in violation of this agreement, or (iii) was or becomes available to the Receiving Parry on a non-confidential basis from a source other than the Disclosing Party or any of its Representatives, provided that such source is not known by the Receiving Party to be bound by a confidentiality agreement with, or other obligation of secrecy to, the Disclosing Party.
     Section 5.4 Severability; Injunctive Relief. Access and MLIM each agree that the covenants of non-competition, non-solicitation and non-disclosure contained herein are reasonable covenants under the circumstances, and further agree that if, in the opinion of any court of competent jurisdiction such covenants are not reasonable in any respect, such court shall have the right, power and authority to excise or modify such provision or provisions of these covenants as to the court shall appear not reasonable and to enforce the remainder of these covenants as so amended. The parties agree that any breach of the covenants contained in this Section 5 by a party hereto would irreparably harm the non-breaching party hereto, the Fund and their respective affiliates. Accordingly, the parties agree that each of the non-breaching party, the Fund and their respective affiliates, in addition to pursuing any other remedies it or they may have in law or in equity, may obtain an injunction against the breaching party and its affiliates, from any court having jurisdiction over the matter, restraining any further violation of this Section 5.
SECTION 6 – INDEMNIFICATION
     Section 6.1 Indemnification Obligations of Access. Access will indemnify and hold MLIM, its affiliates and each of their respective officers, directors, shareholders, employees, agents and advisors, harmless from and against any and all Loss (as defined below) as a result of, relating to, or arising from or in connection with (i) any breach in any material respect by Access of any representation, warranty, covenant or agreement hereunder, (ii) any claim that is made alleging that the Offering Memorandum (or any amendment or supplement thereto or any other offering document in respect of securities of the Fund) contains any untrue statement of a material fact or omits to state any material fact required to be stated therein or necessary to make any statement therein not misleading, (iii) any failure or alleged failure by any shareholder of the Fund to receive or be properly allocated regulatory credit under the CRA as a result of their investment in the Fund or (iv) the performance by MLIM of its obligations as Sub-Manager under the Sub-Management Agreement (except to the extent arising from the willful misconduct or gross negligence of MLIM); provided, however, that MLIM shall not be entitled to indemnification hereunder or in connection with the Sub-Management Agreement to the extent any actions or omissions give rise to liquidated damages pursuant to Section 7.11 (b) hereof.
     Section 6.2 Indemnification Obligations of MLIM. MLIM will indemnify and hold Access, its affiliates and each of their respective officers, directors, members, employees; agents and advisors, harmless from and against any and all Loss (as defined below) as a result of, relating to, or arising from and in connection with (i) any breach in any material respect by MLIM of any representation, warranty, covenant or agreement hereunder or (ii) any willful misconduct or gross negligence by MLIM in the performance of (or failure to perform) its obligations under the Sub-Management Agreement); provided, however, that Access shall not be entitled to indemnification hereunder or in connection with the Sub-Management Agreement to the extent any actions or omissions give rise to liquidated damages pursuant to Section 7.1l(a) hereof.
     Section 6.3 Definitions. For purposes of this Section 6, (i) any person against whom indemnification may be sought is referred to as an “Indemnifying Person”, (ii) any person entitled to indemnification is referred to as an “Indemnified Parry” and (iii) the amount of any loss, claim, cost, expense, damage or liability of any kind whatsoever (including reasonable legal fees and disbursements and the costs of any investigations incurred in connection therewith) incurred by any Indemnified Party is referred to as a “Loss”.
     Section 6.4 Contribution. To provide for just and equitable contribution if the indemnification to be provided by an Indemnifying Party pursuant to this Section 6 is determined to be unavailable for any Indemnified Party (other than due to application of this Section), the Indemnifying Party shall contribute to the losses inclined by the Indemnified Party on the basis of the relative fault of the Indemnifying Party, on the one hand, and the Indemnified Party, on the other hand.
SECTION 7 – MISCELLANEOUS PROVISIONS
     Section 7.1 Notices. Any notices or other communications required or permitted hereunder will be in writing and shall be sent by facsimile, personally delivered, deposited in the U.S. mail first class postage prepaid with return receipt requested, or sent by a private messenger or carrier which issues delivery receipts, to the parties at the following addresses:
          If to Access, to:
Access Capital Strategies LLC
124 Mount Auburn Street
Suite 200N
Cambridge, Massachusetts 02138
Attention: David Sand
Fax no.: 617-864-5693
          If to MLIM, to:
Merrill Lynch Investment Managers, L.P.
800 Scudders Mill Road
Plainsboro, NJ 08536
Attention: Gregory Maunz
Fax no.: 609-282-2037

          with a copy to:
Merrill Lynch Investment Managers, L.P.
800 Scudders Mill Road
Plainsboro, NJ 08536
Attention: Phillip Gillespie
Fax no.: 609-282-3222
Any party may change the addresses specified above by notice to the other party in accordance with this Section 7.1. Notices will be effective when actually received.
     Section 7.2 Expenses. Each of MLIM and Access will bear its own expenses in connection with the execution and delivery of this Agreement and the consummation of the Transaction.
     Section 7.3 Entire Agreement. This Agreement, including any Exhibits and Schedules hereto, together with, upon its execution, the Sub-Management Agreement, contains all the terms and provisions hereof and constitutes the entire agreement between MLIM and Access with respect to the subject matter hereof. This Agreement supersedes all prior written, oral and implied understandings, representations and agreements of MLIM and Access, relating to the subject matter of this Agreement.
     Section 7.4 Amendment. This Agreement may not be amended, modified or supplemented except pursuant to an instrument in writing executed and delivered on behalf of each of the parties hereto, which instrument when so executed and delivered, shall thereupon become a part of this Agreement.
     Section 7.5 Binding Effect. This Agreement and the terms and provisions hereof shall inure to the benefit of, and be binding upon, the parties hereto and each of their respective successors and permitted assigns.
     Section 7.6 Further Assurances. From time to time, upon request, whether on or after Closing Date, and without further consideration, Access and MLIM will execute and deliver such further instruments and take such further actions as the other may reasonably require to fulfill more completely the purposes of this Agreement.
     Section 7.7 Assignment. This Agreement and the respective rights and obligations of any party hereto are not be assignable without the written consent of the other party. Any purported assignment in breach of this provision shall be null and void.
     Section 7.8 Applicable Law. This Agreement shall be construed and enforced in accordance with the laws of the State of New York.
     Section 7.9 Counterparts. This Agreement may be executed in multiple counterparts, each of which will be deemed an original for all purposes and all of which will be deemed, collectively, one agreement.

     Section 7.10 Publicity. Subject to the requirements of applicable law, neither parry will make any news release or other public disclosure of the Transaction without the prior approval of the other, which approval will not be unreasonably withheld.
     Section 7.11 Liquidated Damages.
     (a) In the event that Access ceases to be Manager of the Fund (other than as a result of the termination of the Management Agreement by Access) and in connection therewith MLIM or one of its affiliates either becomes Manager of the Fund or continues to act as Sub-Manager of the Fund, MLIM will pay to Access as liquidated damages (in lieu of any other damages or any right to indemnification hereunder), in a single lump sum, an amount equal to the Liquidated Damages Amount (as defined in clause (b) below); provided that (i) Access does not transfer its present ownership in a manner that constitutes an actual “assignment” within the meaning of Section 2(a)(4) of the Investment Company Act and (ii) no material breach of this Agreement, the Management Agreement or the Sub-Management Agreement by Access occurs.
     (b) MLIM acknowledges that MLIM’s right to the continued receipt of the Sub-Management Fee (as defined in the Sub-Management Agreement) is subject to the continuation of the Management Agreement, and that .such continuation is within the discretion of Access, as investment adviser, and the Board of Directors of the Fund. In the event of the termination (other than by MLIM) of the Sub-Management Agreement, Access will pay to MLIM as liquidated damages (in lieu of any other damages or any right to indemnification hereunder), in a single lump sum, an amount (the “Liquidated Damages Amount”) equal to the Sub-Management Fees that would have been payable for the five year period commencing on the date of termination of the Sub-Management Agreement, based upon the greater of actual net assets of the Fund as of the date of termination of the Sub-Management Agreement or $150 million of net assets; provided that (i) MLIM does not transfer its present ownership in a manner that constitutes an actual “assignment” within the meaning of Section 2(a)(4) of the Investment Company Act and (ii) no material breach of this Agreement or the Sub-Management Agreement by MLIM occurs.
     Section 7.12 Withdrawal Fee. MLIM and Access acknowledge and agree that, unless otherwise agreed by MLIM and Access, any withdrawal fee payable by a shareholder of the Fund upon the termination by such shareholder of its investment advisory agreement relating to the Fund (or any redemption fee payable by a shareholder of the Fund upon the tender of its shares in the Fund pursuant to a periodic or discretionary repurchase offer) shall be for the account of MLIM and Access, each to the extent of 50% of such fee; provided that if and to the extent MLIM or Access reasonably determine that any such termination or redemption would adversely impact the Fund or its remaining shareholders, such fee shall be for the account of the Fund. In addition, unless otherwise agreed by MLIM and Access, no such fee shall be waived.

     [THIS PAGE INTENTIONALLY LEFT BLANK]

     IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the dais first above written.
ACCESS CAPITAL STRATEGIES LLC

By:	/s/ David F. Sand
Name: David F. Sand Title: President
MERRILL LYNCH INVESTMENT PARTNERS, L.P.

By:	/s/ Robert Brown
Name: Robert Brown Title: